EXECUTION COPY

Dated 2 JULY 2010

Nadash International Holdings Inc.

- and -

Alfa Finance Holdings S.A.

Agreement

- relating to -

the Sale and Purchase of Shares in
Alfa Telecom Turkey Limited

MOSKMI/W2144.00159

Hogan Lovells (CIS) 5TH floor, Usadba Centre 22 Voznesensky Pereulok Moscow 125009, Russia

This Agreement is made the 2 day of July 2010

Between:

(1)
Nadash International Holdings Inc., a company registered in the British Virgin Islands under number 1021322 whose registered office is at Tropic Isle Building, PO Box 3443, Road Town, Tortola, British Virgin Islands (the "Seller"); and

(2)
Alfa Finance Holdings S.A., a company incorporated under the laws of British Virgin Islands with company number 1567809 whose registered office is at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (the "Purchaser").

Whereas:

(A)
Alfa Telecom Turkey Limited is a company incorporated in the British Virgin Islands under number 1000502 whose registered office is at Geneva Place, PO Box 3469, Road Town, Tortola, British Virgin Islands VG1110 (the "Company").

(B)
The Seller is the owner of 32.2 % of the shares in the Company (being 1,610 ordinary shares represented by share certificate # 5 (hereafter this 32.2 % holding represented by share certificate # 5 is referred to as the "Shares").

It is Agreed:

1.	Interpretation

1.1	In this Agreement (including its Recitals) the following words and expressions have the meanings respectively set opposite them:

"Arbitration Panel" means the arbitration panel appointed in the arbitration brought by Telenor against Storm arising out of the Telenor Dispute;

"Business Day" means a day (except a Saturday or Sunday) on which banks are generally open for business in London, England;

"Completion" means completion of the sale and purchase of the Shares pursuant to this Agreement in accordance with its terms;

"Completion Date" means the date on which all Conditions hereunder have been fulfilled or waived, as applicable;

"Conditions" has the meaning given in clause 2;

"CTHL" means Cukurova Telecom Holdings Limited

"Deed of Termination" means an agreement to be entered at Completion between the Seller, the Purchaser, Henri Services Limited and the Company to terminate certain of the rights and obligations of the parties to the Shareholders Agreement, the Agreement relating to the Sale and Purchase of the shares in the capital of the Company entered on 17 March 2009 between the Purchaser and the Seller, the Agreement relating to the Sale and Purchase of the Shares entered on 17 March 2009 between the Purchaser and Henri Services Limited under these agreements (in the form attached as Schedule 1 hereto);

"Encumbrance" means a charge, debenture, mortgage, pledge, lien, security interest, title retention, assignment, restriction, right of first refusal, option, right of pre-emption or other third party right or interest of any kind, whether granted for the purpose of security or not and "Encumbrances" means all those kinds of right or interest;

"Group" references mean, unless otherwise stated, a reference to that person, its subsidiary undertakings, its parent undertakings and any other subsidiary undertakings of its parent undertakings;

“Indemnity” means the Deed of Indemnity entered into between Purchaser and the Seller on 17 March 2009;

"Kyivstar" means CJSC Kyivstar GSM, a closed Joint Stock Company incorporated in Ukraine under number 21673832 whose registered address is 51 Chervonozoryany Prospect, Kiyv, 03110, Ukraine;

"Kyivstar Shareholders Agreement" means the shareholders agreement relating to Kyivstar among Telenor, Storm and Kyivstar dated 30 January 2004;

"Parties" means the parties to this Agreement and "Party" means either of them;

"Purchase Price" means US$ 51 520 000 (fifty one million five hundred twenty thousand United States dollars);

"Registered Agent" means Trident Trust Company (B.V.I.) Limited, the registered agent of the Company in the British Virgin Islands;

"Second SPA" means a share purchase agreement between the Purchaser and Henri Services Limited entered into on or about the date hereof;

"Shareholders Agreement" means the shareholders agreement in relation to the Company entered into by the Seller, the Purchaser, Henri Services Limited and the Company on 17 March 2009;

"Storm" means Storm LLC, a company registered in the Ukraine under number 23163325 whose registered address is 1 UI. Narodnogo Opolcheniya, Kiyv, 03110, Ukraine;

"Tax" means:

(a)	all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature; and

(b)	all related fines, penalties, charges and interest,

imposed by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person;

"Tax Authority" means a taxing or other governmental (local or central), state or municipal authority competent to impose a liability for or to collect Tax;

"Telenor" means Telenor Mobile Communications A.S., a company registered in Norway whose registered address is Snaroyveien, Fornebu, 30 N-1331, Norway;

"Telenor Dispute" means the dispute between Storm and Telenor in relation to the validity and implementation of the Kyivstar Shareholders Agreement;

"Transaction" means a transaction that relates to or is entered into pursuant to or in connection with this Agreement or any other Transaction Documents;

"Transaction Document" means:

(a)           this Agreement; and

(b)	the Deed of Termination

and "Transaction Documents" means all such agreements and documents; and

"Turkcell Holding" means Turkcell Holdings A.S.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

(b)	references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively;

(c)	the expressions "subsidiary undertaking" and "parent undertaking" have the meanings set out in the Companies Act 2006; and

(d)	headings are inserted for convenience only and shall be ignored in construing this Agreement.

1.3	The Recitals to this Agreement form part of it.

2.	Conditions precedent

The agreement to sell and buy the Shares is conditional on satisfaction of the following conditions ("Conditions"):

(a)	each of the Seller and the Purchaser passing all necessary corporate resolutions to approve entering into the Transaction and the Agreement; and

(b)	the Second SPA having been entered into between the parties thereto on the date hereof.

3.	Sale and purchase of Shares

On and subject to the terms of this Agreement and satisfaction of the Conditions, the Seller shall sell with full title guarantee and the Purchaser (relying on the warranties and the other obligations of the Seller under the Agreement) shall purchase the Shares on and with effect from the Completion Date, in each case free from all Encumbrances.  The Shares shall be sold together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement.  The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale of all the Shares is completed simultaneously in accordance with this Agreement.  The Seller hereby irrevocably waives and agrees to procure the waiver of any restrictions on transfer (including rights of pre-emption) which may exist in relation to the Shares, whether under the articles of association of the Company or otherwise.

4.	Consideration

4.1	The Parties agree that the consideration for the transfer of the Shares shall be the Purchase Price.

4.2	The Purchase Price shall be payable by the Purchaser in accordance with clause 5.1(b)(ii).

5.	Completion and payment

5.1	Completion shall take place at the offices of the Purchaser unless otherwise agreed by the Parties, on the dates set out as follows:

(a)	on Completion Date, the Seller shall:

(i)	cause to be delivered to the Purchaser copies of its corporate approvals referred to in clause 2(a) above;

(ii)	cause to be delivered to the Purchaser instruments of transfer in respect of the Shares duly completed in favour of the Purchaser;

(iii)
take all legally permitted actions that may be required to procure (and the Purchaser shall use all reasonable endeavours to assist with this) that the nominees of the Seller at the boards of directors of CTHL and Turkcell Holding, at no cost to any of these companies, the Company or the Purchaser, are removed from such boards and their resignation letters (each in the form set out in Schedule 2) are delivered to CTHL, Turkcell Holding, respectively and the Company and the Purchaser;

(iv)
procure (and the Purchaser shall use all reasonable endeavours to assist with this) that a meeting of the board of directors of the Company is held pursuant to board resolutions of the Company to be in the agreed form by Completion dealing with all those matters required to be approved by the Company at Completion including the following:

(1)	the Registered Agent is instructed to provide a certified copy of the updated register of members to the Purchaser and the Seller and such other persons as the Purchaser or the Seller may nominate;

(2)	any director of the Company is authorised to execute share certificates in the names of the Purchaser;

(3)	the execution of the Deed of Termination by the Company is approved and any director of the Company is authorised to execute the Deed of Termination for and on behalf of the Company;

(4)
at no cost for the Company or the Purchaser, Maria Gekko and Aigul Nurmakhanova are removed from the offices of directors of the Company and the written instruments of this are served to the Company, and two nominees of the Purchaser are appointed to the offices of directors of the Company to substitute Maria Gekko and Aigul Nurmakhanova; and

(5)
the Registered Agent is authorised and instructed to update the Company's registers of directors and officers (as appropriate) to reflect such changes as may be required by the Purchaser in writing and deliver copies of the same to the Seller and to the Purchaser and consents from so appointed directors to act and resignation letters from Maria Gekko and Aigul Nurmakhanova each resigning from the offices of director of the Company shall be produced in the form set out in Schedule 2 and delivered to the Company and the Purchaser, unless in any case waived by the Purchaser;

(b)
within twenty Business Days after the Completion Date (or if such day is not a Business Day, the next Business Day), the Purchaser shall, following compliance by the Seller with the provisions of clause 5.1(a) above:

(i)	cause to be delivered to the Seller copies of its corporate approvals referred to in clause 2(a) above;

(ii)
pay the Purchase Price (in one or several equal or unequal instalments on the election of the Purchaser) into the account of the Seller, details of which must have been notified to the Purchaser, by electronic transfer of funds for same day value; and

(c)	the Deed of Termination is executed on the Completion Date by the parties thereto.

6.	Warranties

6.1	The Seller warrants that:

(a)	it has the right, power and authority to enter into and perform its obligations under this Agreement;

(b)	it has taken all necessary corporate or other action to authorise the execution of, and performance by it of its obligations under, this Agreement;

(c)
each of the Transaction Documents (and all documents referenced therein) will, when executed by all parties thereto, constitute valid, legal and binding obligations of the Seller, enforceable in accordance with their respective terms;

(d)	the Seller is the sole legal and beneficial owner of the Shares and has the right to transfer the full legal and beneficial interest in the Shares respectively to the Purchaser.

(e)	have not created any Encumbrance over the Shares.

7.	Seller indemnity

7.1
The Seller undertakes to indemnify and keep the Purchaser indemnified against any and all losses, liabilities, actions and claims including charges, costs, duties, damages, fines, penalties, interest and all reasonable legal and other professional fees and expenses, which it may suffer or incur in connection with or relating to any breach of the warranties given by the Seller in clause 6.1.

7.2
The Seller's obligation under clause 7.1 is a continuing obligation and is not satisfied, discharged or affected by a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings related to, the Seller.

7.3
Each payment to be made by the Seller under this Agreement shall be made free and clear of all deductions or withholdings of any kind, except for those required by law, and if any deduction or withholding must be made by law, the Seller will pay that additional amount which is necessary to ensure that the payee receives a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding.

7.4
The Seller warrants that the obligations set out in this clause 7 are its legally binding obligations, enforceable in accordance with their terms, and that all necessary governmental and other consents and authorisations for the giving and implementation of this clause 7 have been obtained.

8.	Purchaser Indemnity

8.1	The Parties agree that nothing in this Agreement shall affect the validity of the Indemnity which shall remain in full force and effect.

8.2
For avoidance of doubt, the Purchaser hereby agrees to defend, indemnify and hold harmless the Seller, the Seller’s Group and their respective shareholders, directors, officers, employees and agents and to keep each of them defended, indemnified and held harmless, from and against any and all losses, liabilities, actions and claims (whether or not involving a third party claim) including charges, costs, damages, fines, penalties, interest and other reasonable professional fees and expenses, which any of them may suffer or incur, directly or indirectly, arising out of, in connection with or relating to (i) the dispute between Storm and Telenor in relation to the validity and implementation of the Kyivstar Shareholders Agreement, (ii) this Agreement or any of the Transaction Documents (and/or any agreements or deeds referred to therein), (iii) this Agreement or any of the Transaction Documents (and/or any agreements or deeds referred to therein) being invalidated or terminated for any reason other than the Seller’s breach thereof, and (iv) the breach of any of the warranties as provided for in clause 8.3 below.

8.3
Notwithstanding the termination of the Share Purchase Agreement between the Purchaser (as original seller of the Shares) and the Seller (as original purchaser of the Shares) dated 17 March 2009 (the “Initial SPA”) pursuant to the Deed of Termination, the Purchaser hereby agrees, and repeats for the benefit of the Seller, the warranties as contained in clause 6.1 of the Initial SPA, which warranties are deemed to be effective from the date on which the Seller acquired the Shares and shall continue to remain in full force and effect with regards to the entire period during which the Seller held the Shares.

9.	Further assurance

Each Party shall execute and deliver all such instruments and other documents and take all such actions as the Purchaser may from time to time reasonably require in order to give full effect to the provisions of this Agreement.

10.	Costs

Each Party shall pay its own costs and expenses in relation to the negotiation, preparation and implementation of this Agreement (and the documents referred to in it), including the fees and disbursements of their respective legal, accountancy and other advisers.

11.	Entire agreement and variation

11.1	The Transaction Documents (together with any documents referred to in them) contain the entire agreement and understanding of the Parties.

11.2
Each Party agrees and acknowledges that it has not relied on, or been induced to enter into a Transaction Document by, a warranty, statement, representation or undertaking which is not expressly included in a Transaction Document.

11.3
Neither Party has any claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the other Party in connection with, or relating to, the Transaction, unless it is expressly included in a Transaction Document.

11.4	Nothing in this clause 11 limits or excludes liability arising as a result of fraud, wilful concealment or wilful misconduct.

11.5	No variation, supplement, deletion or replacement of or from this Agreement or any of its terms is effective unless made in writing and signed by or on behalf of each Party.

12.	Notices

12.1	Method of giving a notice or other communication

A notice, permission or other communication under or in connection with this Agreement must be:

(a)	in writing;

(b)	in English;

(c)	signed by or on behalf of the person giving it; and

(d)
delivered by hand or sent by recorded delivery post or by fax to the relevant Party to the contact, address and fax number set out in clause 11.2 (or if otherwise notified by the relevant person under clause 11.6 to such other contact, address or fax number as has been so notified).

12.2	Addresses

The contact, address and fax number for each Party is (unless otherwise notified under clause 11.6):

(a)	in the case of the Seller, as follows:

Address:           Tropic Isle Building,

PO Box 3443, Road Town,

Tortola, British Virgin Islands

Fax:                  +7 495 580 92 92

Attention:          Director; and

(b)	in the case of the Purchaser, as follows:

Address:           Trident Chambers, P.O. Box 146,

Road Town, Tortola, British Virgin Islands

Fax:                  +352 26 47 06 28

Attention:          Mr. Pavel Nazarian.

12.3	Time that notice or communication is deemed given

Unless there is evidence that it was received earlier, a notice or other communication that complies with clause 11.1 is deemed given:

(a)	if delivered by hand, at the time of delivery, except as provided in clause 11.4;

(a)	if sent by recorded delivery post, at 9.00am on the third Business Day after the day of posting; and

(b)	if sent by fax, at the time of its transmission, except as provided in clause 11.4.

12.4	Effect of delivery by hand or fax other than between 9.00am and 6.00pm on a Business Day

(a)
If deemed delivery under clause 12.3 of a notice or other communication delivered by hand or sent by fax occurs before 9.00am on a Business Day, the notice or other communication is deemed delivered at 9.00am on that day.

(b)
If deemed delivery under clause 11.3 of a notice or other communication delivered by hand or sent by fax occurs after 6.00pm on a Business Day or on a day which is not a Business Day, the notice or communication is deemed to have been given at 9.00am on the next Business Day.

12.5	Relevant time of day

In this clause, a reference to time is to local time in the country in which the recipient of the notice or communication is located.

12.6	Notification of change in notice details

A Party may notify the other Party of a change to any of the details for it referred to in clause 11.2.  The notice must comply with the terms of clause 11.1 and must state the date on which the change is to occur.  That date must be on or after the fifth Business Day after the date on which the notice is delivered.

13.	Confidentiality

13.1	Both Parties' confidentiality obligations

Following Completion no Party may disclose information relating to the negotiation, existence or provisions of a Transaction Document unless:

(a)	it has first obtained the other Party's permission; or

(b)	it is permitted to do so under clauses 12.2 or 13.2.

13.2	Permitted disclosures

Clause 12.1 does not apply to a disclosure of information where:

(a)
the disclosure is required by applicable law or regulation, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body, including where the Purchaser or Storm discloses information to Telenor, the Arbitration Panel or any court in any proceeding relating to the Telenor Dispute, for any purpose;

(b)	the disclosure is required by a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing person's Group are listed or traded;

(c)	the disclosure is made to the directors, officers or senior employees of a member of the disclosing person's Group for the purpose of ensuring compliance with the terms of a Transaction Document;

(d)
the disclosure is required for the purpose of legal proceedings arising out of a Transaction Document or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a member of the disclosing person's Group; or

(e)
the disclosure is made to a professional adviser of the disclosing person, in which case the disclosing person is responsible for ensuring that the professional adviser complies with the terms of clause 12 as if it were a party to this Agreement.

13.3	Consultation required before a permitted disclosure

The Seller or Purchaser may only make a disclosure in the circumstances contemplated by clause 12.2(b), 12.2(c) or 12.2(e) if, before making the disclosure, it has consulted with the other Party and taken into account the other Party's requirements as to the timing, content and manner of making the disclosure to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.

14.	Announcements

14.1	Permission of other Party generally required

Following Completion, no Party must:

(a)	make or send; or

(b)	permit another person to make or send on its behalf,

a public announcement or circular regarding the existence or the subject matter of a Transaction Document, unless it has first obtained the other Party's permission (that permission not to be unreasonably withheld or delayed).

14.2	Circumstances in which permission of other Party is not required

Clause 13.1 does not apply to an announcement or circular which is required by:

(a)	applicable law or regulation, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body; or

(b)	a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing person's Group are listed or traded.

14.3	Consultation where permission of other Party is not required

A Party that is required to make or send an announcement or circular in the circumstances contemplated by clause 13.2 must, before making or sending the announcement or circular, consult with the other Party and take into account the other Party's requirements as to the timing, content and manner of making the announcement or sending the circular to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.

15.	Invalidity

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.

16.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered must be an original, but all of which when taken together will constitute a single instrument.

17.	Third party rights

No person other than a Party may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

18.	Governing law and arbitration

18.1	Governing law

This Agreement is governed by and shall be interpreted in accordance with English law.

18.2	Arbitration

(a)
Any dispute or difference (a "Dispute") arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, must be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause save for any waiver of any rights the Parties would otherwise have to any form of appeal or recourse to a court of law or other judicial authority, which rights are expressly preserved.  The number of arbitrators shall be three.  The seat of the arbitration shall be London.  The language of the arbitration shall be English.

(b)
The claimant shall nominate one arbitrator and the respondent shall nominate one arbitrator in accordance with and within the time limits specified in the LCIA Rules.  The chairman shall be nominated by the two appointed arbitrators within 15 days of the appointment of the second arbitrator by the LCIA Court, failing which the chairman shall be appointed by the LCIA Court.

(c)
Where a Dispute arises out of or in connection with this Agreement and any other dispute arises out of or in connection with any of the Transaction Documents, and/or the Second SPA, which disputes in the reasonable opinion of the first arbitral tribunal to be appointed in respect of any of the disputes (the "First Panel"), are so closely connected that it is fair and expedient for them to be resolved in the same proceedings, the First Panel may, upon application by any Party, order that the proceedings to resolve one dispute will be consolidated with those to resolve any other dispute (whether or not proceedings to resolve such other dispute have yet been instituted).  If the First Panel so orders, the Parties to each dispute which is a subject of their order will be treated as having consented to that dispute being finally decided:

(i)	by the First Panel, unless the LCIA Court decides that this panel would not be suitable; and

(ii)
in accordance with the procedure specified in the Transaction Document (this Agreement and/or the Second SPA) pursuant to which the First Panel was appointed, unless otherwise agreed by all Parties to the consolidated proceedings or ordered by the First Panel, and each Party hereby waives any right to object to the constitution of the First Panel upon such consolidation on the grounds that it was not entitled to nominate an arbitrator.

(d)
Nothing in this clause 17 shall limit the right of the Purchaser to take proceedings against the Seller in any court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdiction preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

18.3	Service of process

A document which starts, or is otherwise required to be served in connection with, any Dispute (a "Process Document") may be served in the same way as notices in accordance with clause 11.  This clause 17.3 does not prevent a Process Document being served in any other manner permitted by law.

18.4	Appointment of Seller's agent for service

(a)	The Seller must at all times maintain an agent for service of process in England and Wales.

(b)	The Seller appoints Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent to accept service of any Process Document in England.

(c)	Any Process Document will be sufficiently served on the Seller if delivered to the agent at its address for the time being.

(d)
The Seller must not revoke the authority of the agent.  If the agent ceases to be able to act as such or to have an address within the jurisdiction of the English courts, the Seller must promptly appoint another agent (with an address for service within the jurisdiction of the English courts).

(e)	The Seller must notify the Purchaser within 14 days of any change in the identity or address of its agent for service of process.

(f)	This clause 17.4 does not prevent a Process Document being served in any other manner permitted by law.

18.5	Appointment of Purchaser's agent for service

(a)	The Purchaser must at all times maintain an agent for service of process in England and Wales.

(b)	The Purchaser appoints Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent to accept service of any Process Document in England.

(c)	Any Process Document will be sufficiently served on the Purchaser if delivered to the agent at its address for the time being.

(d)
The Purchaser must not revoke the authority of the agent.  If the agent ceases to be able to act as such or to have an address within the jurisdiction of the English courts, the Purchaser must promptly appoint another agent (with an address for service within the jurisdiction of the English courts).

(e)	The Purchaser must notify the Seller within 14 days of any change in the identity or address of its agent for service of process.

(f)	This clause 17.5 does not prevent a Process Document being served in any other manner permitted by law.

19.	Assignment

19.1	No Party may assign, transfer or otherwise dispose of in whole or in part its rights under this Agreement.

In witness whereof this Agreement has been entered into the day and year first above written.

Signed by                                                                                     )
for and on behalf of                                                                       )
Nadash International Holdings Inc.                                 )
in the presence of                                                                          )      ______________________________

Witness signature: ____________________________

Witness name:

Witness address:

Signed by                                                                                     )
for and on behalf of                                                                       )
Nadash International Holdings Inc.                                 )
in the presence of                                                                          )      ______________________________

Witness signature: ____________________________

Witness name:

Witness address:

Signed by                                                                                     )
for and on behalf of                                                                       )
Alfa Finance Holdings S.A.                                                  )
in the presence of                                                                          )      ______________________________

Witness signature: ____________________________

Witness name:

Witness address:

Schedule 1
Form of the Deed of Termination

Schedule 2
Form of the Resignation letter

To:       Alfa Telecom Turkey Limited (the "Company")
Geneva Place, PO Box 3469, Road Town,
Tortola, British Virgin Islands VG1110

From:   Aigul Nurmakhanova
[Director's address]

Date:                       2010

Dear Sirs

I resign from the office of director of the Company with immediate effect.

I confirm that I have no claim whatsoever against the Company or any of its officers or employees in respect of the termination of my office. This letter also terminates the appointment of any alternates that I have appointed.

I confirm that I have returned to the Company all property belonging to the Company.

This letter is executed as a deed and delivered on the date appearing at the beginning of it.

Signed as a deed by                                                            )
Aigul Nurmakhanova in the presence of                               )
[Witness' name]                                                                )

Witness' signature:

Witness' address:

To:       Alfa Telecom Turkey Limited (the "Company")
Geneva Place, PO Box 3469, Road Town,
Tortola, British Virgin Islands VG1110

From:   Maria Gekko
[Director's address]

Date:                                 2010

Dear Sirs

I resign from the office of director of the Company with immediate effect.

I confirm that I have no claim whatsoever against the Company or any of its officers or employees in respect of the termination of my office. This letter also terminates the appointment of any alternates that I have appointed.

I confirm that I have returned to the Company all property belonging to the Company.

This letter is executed as a deed and delivered on the date appearing at the beginning of it.

Signed as a deed by                                                   )
Maria Gekko in the presence of                                 )
[Witness' name]                                                      )

Witness' signature:

Witness' address: